UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2026

BYRNA TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-132456	71-1050654
(Commission File Number)	(IRS Employer Identification No.)

100 Burtt Road, Suite 115
Andover, MA 01810
(Address and Zip Code of principal executive offices)

(978) 868-5011
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	BYRN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment”) amends and supplements the Current Report on Form 8-K of Byrna Technologies Inc. (the “Company”) filed with the Securities and Exchange Commission on June 15, 2026 (the “Original Report”), which reported, among other things, the termination of the employment of Luan Pham as President of the Company, effective June 13, 2026, and the appointment of Conn Davis, the Company’s Chief Executive Officer, to additionally serve as President of the Company. As contemplated by the Original Report, the Company is filing this Amendment solely to report its entry into a separation agreement with Mr. Pham, to describe the material terms thereof, and to file the separation agreement as an exhibit hereto. Except as described in this Amendment, no other changes are made to the Original Report, and this Amendment does not otherwise modify or update any disclosure contained in the Original Report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Original Report, on June 13, 2026, the employment of Luan Pham as President of the Company terminated without cause (the “Separation Date”). The Original Report stated that the Company expected to enter into a separation agreement with Mr. Pham and that, if and when such agreement was entered into, its material terms would be described in an amendment to the Original Report.

On June 17, 2026, the Company and Mr. Pham entered into a Separation Agreement and General Release (the “Separation Agreement”). The Separation Agreement provides for the separation payments and benefits summarized below, which are generally consistent with Mr. Pham’s offer letter and the Company’s Executive Severance Plan and his participation agreement thereunder. The Company’s obligation to provide these payments and benefits is conditioned upon Mr. Pham’s execution and non-revocation of the Separation Agreement (which includes a general release of claims by Mr. Pham in favor of the Company and the other released parties) and his continued compliance with the restrictive covenants and other obligations set forth in, or reaffirmed by, the Separation Agreement. The Separation Agreement affords Mr. Pham a seven-day revocation period and, subject to his non-revocation, becomes effective on the eighth day following his execution.

Pursuant to the Separation Agreement, and subject to the conditions described above, the Company has agreed to provide Mr. Pham with the following separation payments and benefits:

●
cash severance equal to 1.0 times his annual base salary, in the gross amount of $380,000, payable in substantially equal installments over the twelve-month period following the Separation Date in accordance with the Company’s regular payroll practices, with payments commencing on the sixty-first day following the Separation Date;

●
a lump-sum pro-rata short-term incentive payment in the gross amount of $145,170, representing a pro-rated portion of his target annual short-term incentive opportunity for the 2026 performance year (based on the portion of the performance year during which he was employed through the Separation Date), payable on the sixty-first day following the Separation Date;

●
if Mr. Pham timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement of the monthly COBRA premiums paid by Mr. Pham for himself and his eligible dependents for a period of up to twelve months following the Separation Date, subject to earlier cessation upon his becoming eligible for substantially similar coverage under another employer’s group health plan or his ceasing to be eligible for COBRA continuation coverage; and

●
accelerated vesting in full, as of the Separation Date, of the 20,810 restricted stock units (comprising 10,405 time-based restricted stock units and 10,405 performance-based restricted stock units) granted to Mr. Pham on March 17, 2026 in connection with his promotion, in accordance with the terms of the applicable award agreements (with the volume-weighted average price performance condition applicable to the performance-based restricted stock units deemed waived in accordance with the terms of the applicable award agreement). To the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended, settlement of the shares underlying these restricted stock units will be delayed until the first business day following the date that is six months after the Separation Date.

All other unvested equity awards held by Mr. Pham were forfeited as of the Separation Date in accordance with their terms. In addition to the general release of claims, the Separation Agreement contains customary provisions, including Mr. Pham’s reaffirmation of the post-employment restrictive covenants to which he is subject (including non-competition, non-solicitation, confidentiality, and non-disparagement covenants), as well as mutual non-disparagement, cooperation, and return-of-property provisions.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Amendment and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated as of June 17, 2026, by and between Byrna Technologies Inc. and Luan Pham.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BYRNA TECHNOLOGIES INC.

Date: June 18, 2026	By:	/s/ Laurilee Kearnes
Name: Laurilee Kearnes Title: Chief Financial Officer